Exhibit 99

Snap-on Announces First Quarter 2010 Results

Operating earnings before financial services increases 32% on 8.6% sales increase;
Financial services transition continues on track;
EPS of $0.63 for the first quarter

KENOSHA, Wis.--(BUSINESS WIRE)--April 20, 2010--Snap-on Incorporated (NYSE: SNA), a leading global innovator, manufacturer and marketer of tools, equipment, diagnostics, repair information and systems solutions for professional users, today announced operating results for the first quarter of 2010.

  Sales of $621.6 million increased $49.0 million, or 8.6%, from 2009 levels; excluding $24.4 million of foreign currency translation, organic sales increased 4.1%.
  Gross profit of $287.6 million improved to 46.3% of sales compared with 45.2% a year ago.
  Operating earnings before financial services of $71.7 million increased $17.4 million, or 32.0%, from prior-year levels and, as a percentage of sales, improved to 11.6% compared with 9.5% a year ago.
  Net earnings of $36.8 million, or $0.63 per diluted share, increased from $34.8 million, or $0.60 per diluted share, a year ago, despite $8.6 million, or $0.15 per diluted share, of lower year-over-year financial services net earnings due to the July 2009 termination of the joint venture with CIT Group Inc.

“We are encouraged by Snap-on’s first quarter results and by some of the performance trends achieved during the quarter,” said Nick Pinchuk, Snap-on chairman and chief executive officer. “The higher sales combined with a 210 basis point improvement in operating earnings margin before financial services are evidence of the benefits being realized through our steadfast commitment to the Snap-on Value Creation Processes. We believe that this commitment, coupled with continuing progress on our strategic initiatives to enhance the franchisee network, to expand in the auto repair garage, to extend in critical industries and to build in emerging markets, will put Snap-on in a strong position as the global economy begins to recover. Overall, the first quarter reflects significant effort and achievement across the company. In that regard, I thank our franchisees and our associates worldwide for their continued contributions and commitment.”

Commercial & Industrial Group segment sales of $297.5 million in the first quarter increased $37.7 million, or 14.5%, from 2009 levels. Excluding $12.1 million of foreign currency translation, organic sales increased $25.6 million, or 9.4%, reflecting continued growth in emerging markets, higher volumes of equipment and increased sales to industrial customers.

Operating earnings of $30.4 million in the quarter increased $12.9 million from 2009 levels primarily due to the higher sales, savings from ongoing efficiency and productivity (collectively, “Rapid Continuous Improvement” or “RCI”) initiatives, and benefits from prior restructuring programs. As a percentage of sales, operating earnings of 10.2% in the first quarter of 2010 compared favorably with 6.7% a year ago.

Snap-on Tools Group segment sales of $264.0 million in the quarter increased $21.6 million, or 8.9%, from 2009 levels; excluding $10.7 million of foreign currency translation, organic sales increased 4.3%.

Operating earnings of $28.2 million in the quarter increased $7.5 million from 2009 levels primarily due to higher sales and favorable currency effects, partially offset by increased inventory-related and other expenses. As a percentage of sales, operating earnings of 10.7% in the first quarter of 2010 compared favorably with 8.5% a year ago.

Diagnostics & Information Group segment sales of $135.1 million in the quarter increased $2.6 million, or 2.0%, from 2009 levels; excluding $2.0 million of foreign currency translation, organic sales increased slightly. The year-over-year sales increase is primarily due to higher sales of diagnostics and information products and increased facilitation program sales, partially offset by anticipated lower electronic parts catalog sales to original equipment manufacturer (OEM) dealerships.

Operating earnings of $30.8 million in the quarter increased $5.6 million from 2009 levels primarily due to contributions from a more favorable sales mix of higher-margin diagnostics and software products, and savings from ongoing RCI and restructuring initiatives. As a percentage of sales, operating earnings in the quarter improved to 22.8% as compared to 19.0% last year.

Financial Services revenue of $9.7 million in the quarter declined $10.3 million from first quarter 2009 levels, but improved sequentially from $6.7 million in the fourth quarter of 2009. The first quarter 2010 operating loss of $1.7 million was down from operating income of $10.0 million last year but improved sequentially from an operating loss of $3.8 million in the fourth quarter of 2009.

As previously communicated, on July 16, 2009, Snap-on terminated the financial services operating agreement that it had with CIT Group Inc. (CIT) relating to the parties’ Snap-on Credit LLC (SOC) joint venture. The change from recognizing gains on contracts sold to CIT, to recognizing the interest yield on the on-book finance portfolio, was a primary factor in the year-over-year decline in both financial services revenues and operating income. Snap-on expects that operating income from financial services, which is before interest expense, will improve as the on-book finance portfolio grows. Snap-on continues to expect that the full year incremental cash requirements for SOC in 2010 will approximate $300 million.

Corporate expenses of $17.7 million in the first quarter increased $8.6 million from prior-year levels primarily due to $5.0 million of expected higher pension expense, largely due to lower than projected asset returns in previous years related to the U.S. pension plan, and $3.5 million of higher stock-based (mark to market) incentive and other compensation expense.

Outlook

Snap-on recorded $3.2 million in restructuring costs during the first quarter of 2010 and continues to expect that it will incur full-year 2010 restructuring costs of approximately $18 million to $22 million. The company believes that it will continue to realize further benefits in 2010 from its RCI, sourcing and other cost reduction initiatives. Snap-on also anticipates continuing with its planned strategic investments, including expansion in emerging growth markets. The company continues to anticipate capital expenditures in 2010 to be in a range of $55 million to $60 million, of which $5.7 million was incurred in the first quarter. The company continues to expect to incur $5 million per quarter of higher year-over year pension expense in 2010. For full year 2010, the anticipated effective income tax rate will approximate 34.5%. Snap-on is encouraged by its first quarter 2010 results and with trends in certain markets and businesses; however, challenges remain due to ongoing difficulties in the current global economy. As a result, the company intends to continue its efforts of striking a balance between investing in and capturing growth opportunities with the need for cost reduction actions beyond those already implemented.

Conference Call and Webcast April 20, 2010, at 9:00 a.m. Central Time

A discussion of this release will be webcast on Tuesday, April 20, 2010, at 9:00 a.m. Central Time, and a replay will be available for at least 10 days following the call. To access the webcast, visit www.snapon.com/sna and click on the link toward the bottom of the page. Additional detail about Snap-on is also available on the Snap-on Web site.

About Snap-on

Snap-on Incorporated is a leading global innovator, manufacturer and marketer of tools, equipment, diagnostics, repair information and systems solutions for professional users. Products and services include hand and power tools, tool storage, diagnostics software, information and management systems, shop equipment and other solutions for vehicle dealerships and repair centers, as well as customers in industry, government, agriculture, aviation and natural resources. Products and services are sold through the company’s franchisee, company-direct, distributor and Internet channels. Founded in 1920, Snap-on is a $2.4 billion, S&P 500 company headquartered in Kenosha, Wisconsin.

Forward-looking Statements

Statements in this news release that are not historical facts, including statements that (i) are in the future tense; (ii) include the words “expects,” “anticipates,” “intends,” “approximates,” or similar words that reference Snap-on or its management; (iii) are specifically identified as forward-looking; or (iv) describe Snap-on’s or management’s future outlook, plans, estimates, objectives or goals, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Snap-on cautions the reader that this news release contains statements, including earnings projections, that are forward-looking in nature and were developed by management in good faith and, accordingly, are subject to risks and uncertainties regarding Snap-on’s expected results that could cause (and in some cases have caused) actual results to differ materially from those described or contemplated in any forward-looking statement. Factors that may cause the company’s actual results to differ materially from those contained in the forward-looking statements include those found in the company’s reports filed with the Securities and Exchange Commission, including the information under the “Safe Harbor” and “Risk Factors” headings in its Annual Report on Form 10-K for the fiscal year ended January 2, 2010, which are incorporated herein by reference. Snap-on disclaims any responsibility to update any forward-looking statement provided in this news release, except as required by law.

For additional information, please visit www.snapon.com.

SNAP-ON INCORPORATED
Condensed Consolidated Statements of Earnings
(Amounts in millions, except per share data)
(unaudited)

	Three Months Ended
	April 3,	April 4,
	2010	2009

Net sales	$621.6	$572.6
Cost of goods sold	(334.0)	(313.9)
Gross profit	287.6	258.7
Operating expenses	(215.9)	(204.4)
Operating earnings before financial services	71.7	54.3

Financial services revenue	9.7	20.0
Financial services expenses	(11.4)	(10.0)
Operating earnings (loss) from financial services	(1.7)	10.0

Operating earnings	70.0	64.3
Interest expense	(14.0)	(8.6)
Other income (expense) – net	0.3	(0.3)
Earnings before income taxes and equity earnings	56.3	55.4
Income tax expense	(19.0)	(18.3)
Earnings before equity earnings	37.3	37.1
Equity earnings, net of tax	0.7	0.1
Net earnings	38.0	37.2
Net earnings attributable to noncontrolling interests	(1.2)	(2.4)
Net earnings attributable to Snap-on Inc.	$36.8	$34.8

Net earnings per share attributable to Snap-on Inc.
Basic	$0.64	$0.61
Diluted	0.63	0.60

Weighted-average shares outstanding
Basic	57.8	57.5
Effect of dilutive options	0.5	0.3
Diluted	58.3	57.8

SNAP-ON INCORPORATED
Supplemental Segment Information
(Amounts in millions)
(unaudited)

	Three Months Ended
	April 3,	April 4,
	2010	2009

Net sales
Commercial & Industrial Group	$297.5	$259.8
Snap-on Tools Group	264.0	242.4
Diagnostics & Information Group	135.1	132.5
Segment net sales	696.6	634.7
Intersegment eliminations	(75.0)	(62.1)
Total net sales	$621.6	$572.6
Financial services revenue	9.7	20.0
Total revenues	$631.3	$592.6

Operating earnings (loss)
Commercial & Industrial Group	$30.4	$17.5
Snap-on Tools Group	28.2	20.7
Diagnostics & Information Group	30.8	25.2
Financial Services	(1.7)	10.0
Segment operating earnings	87.7	73.4
Corporate	(17.7)	(9.1)
Operating earnings	$70.0	$64.3
Interest expense	(14.0)	(8.6)
Other income (expense) – net	0.3	(0.3)
Earnings before income taxes and equity earnings	$56.3	$55.4

SNAP-ON INCORPORATED
Condensed Consolidated Balance Sheets
(Amounts in millions)
(unaudited)

	April 3,	January 2,
	2010	2010

Assets
Cash and cash equivalents	$472.3	$699.4
Trade and other accounts receivable – net	422.8	414.4
Contract receivables – net	34.8	32.9
Finance receivables – net	152.2	122.3
Inventories – net	291.0	274.7
Deferred income tax assets	66.8	69.5
Prepaid expenses and other assets	67.1	62.9
Total current assets	1,507.0	1,676.1

Property and equipment – net	337.3	347.8
Deferred income tax assets	91.1	88.2
Long-term contract receivables – net	79.1	70.7
Long-term finance receivables – net	229.8	177.9
Goodwill	796.5	814.3
Other intangibles – net	201.9	206.2
Other assets	63.5	66.2
Total Assets	$3,306.2	$3,447.4

Liabilities and Shareholders' Equity
Notes payable and current maturities of long-term debt	$15.6	$164.7
Accounts payable	123.8	119.8
Accrued benefits	47.6	48.7
Accrued compensation	50.3	64.8
Franchisee deposits	36.6	40.5
Other accrued liabilities	343.8	301.4
Total current liabilities	617.7	739.9

Long-term debt	900.6	902.1
Deferred income tax liabilities	93.0	97.8
Retiree health care benefits	59.8	60.7
Pension liabilities	260.2	255.9
Other long-term liabilities	87.5	85.4
Total Liabilities	2,018.8	2,141.8

Shareholders' Equity
Shareholders' Equity attributable to Snap-on Inc.
Common stock	67.3	67.3
Additional paid-in capital	156.9	154.4
Retained earnings	1,548.3	1,528.9
Accumulated other comprehensive income (loss)	(110.7)	(68.4)
Treasury stock at cost	(390.0)	(392.2)
Total Shareholders' Equity attributable to Snap-on Inc.	1,271.8	1,290.0
Noncontrolling interests	15.6	15.6
Total Shareholders' Equity	1,287.4	1,305.6
Total Liabilities and Shareholders' Equity	$3,306.2	$3,447.4

SNAP-ON INCORPORATED
Condensed Consolidated Statements of Cash Flow
(Amounts in millions)
(unaudited)

	Three Months Ended
	April 3,	April 4,
	2010	2009

Operating activities
Net earnings	$38.0	$37.2
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation	12.3	12.0
Amortization of other intangibles	5.9	6.1
Provision for losses on finance receivables	3.4	-
Stock-based compensation expense	3.0	-
Excess tax benefits from stock-based compensation	(0.2)	-
Deferred income tax provision (benefit)	(4.2)	14.6
Loss on sale of assets	-	0.1
Changes in operating assets and liabilities:
(Increase) decrease in trade and other accounts receivable	(16.4)	27.4
(Increase) decrease in contract receivables	(10.7)	1.5
(Increase) decrease in inventories	(22.2)	7.4
(Increase) decrease in prepaid and other assets	(6.9)	(9.7)
Increase (decrease) in accounts payable	6.6	(4.2)
Increase (decrease) in accruals and other liabilities	1.8	(77.7)
Net cash provided by operating activities	10.4	14.7

Investing activities
Additions to finance receivables	(110.7)	-
Collections of finance receivables	45.5	-
Capital expenditures	(5.7)	(14.1)
Proceeds from disposal of property and equipment	0.1	0.2
Other	-	2.9
Net cash used by investing activities	(70.8)	(11.0)

Financing activities
Proceeds from issuance of long-term debt	-	297.7
Repayment of long-term debt	(150.0)	-
Proceeds from short-term borrowings	6.4	-
Repayments of short-term borrowings	(5.8)	-
Net increase in other short-term borrowings	0.4	2.3
Proceeds from stock purchase and option plans	2.0	0.1
Cash dividends paid	(17.4)	(17.4)
Excess tax benefits from stock-based compensation	0.2	-
Other	(2.0)	(0.2)
Net cash provided (used) by financing activities	(166.2)	282.5

Effect of exchange rate changes on cash and cash equivalents	(0.5)	(1.3)
Increase (decrease) in cash and cash equivalents	(227.1)	284.9

Cash and cash equivalents at beginning of year	699.4	115.8
Cash and cash equivalents at end of period	$472.3	$400.7

Supplemental cash flow disclosures
Cash paid for interest	$(28.2)	$(12.4)
Net cash paid for income taxes	(10.2)	(10.6)

SNAP-ON INCORPORATED
Supplemental Consolidating Data - Condensed Statements of Earnings
(Amounts in millions)
(unaudited)

	Operations*		Financial Services
	Three Months Ended		Three Months Ended
	April 3,	April 4,	April 3,	April 4,
	2010	2009	2010	2009

Net sales	$621.6	$572.6	$-	$-
Cost of goods sold	(334.0)	(313.9)	-	-
Gross profit	287.6	258.7	-	-
Operating expenses	(215.9)	(204.4)	-	-
Operating earnings before financial services	71.7	54.3	-	-

Financial services revenue	-	-	9.7	20.0
Financial services expenses	-	-	(11.4)	(10.0)
Operating earnings (loss) from financial services	-	-	(1.7)	10.0

Operating earnings (loss)	71.7	54.3	(1.7)	10.0
Interest expense	(14.0)	(8.6)	-	-
Intersegment interest income (expense) – net	3.8	(0.1)	(3.8)	0.1
Other income (expense) – net	0.3	(0.2)	-	(0.1)
Earnings (loss) before income taxes and equity earnings	61.8	45.4	(5.5)	10.0
Income tax benefit (expense)	(21.4)	(15.2)	2.4	(3.1)
Earnings (loss) before equity earnings	40.4	30.2	(3.1)	6.9
Financial services – net earnings (loss)
attributable to Snap-on Inc.	(3.1)	5.5	-	-
Equity earnings, net of tax	0.7	0.1	-	-
Net earnings (loss)	38.0	35.8	(3.1)	6.9
Net earnings attributable to noncontrolling interests	(1.2)	(1.0)	-	(1.4)
Net earnings (loss) attributable to Snap-on Inc.	$36.8	$34.8	$(3.1)	$5.5

* Snap-on Inc. with Financial Services on the equity method.
Transactions between Operations and Financial Services were eliminated to arrive at the consolidated financial statements.

SNAP-ON INCORPORATED
Supplemental Consolidating Data - Condensed Balance Sheets
(Amounts in millions)
(unaudited)

	Operations*		Financial Services
	April 3,	January 2,	April 3,	January 2,
	2010	2010	2010	2010

Assets
Cash and cash equivalents	$362.2	$577.1	$110.1	$122.3
Intersegment receivables	7.3	4.8	-	0.1
Trade and other accounts receivable – net	417.7	411.5	5.1	2.9
Contract receivables – net	7.1	7.4	27.7	25.5
Finance receivables – net	-	-	152.2	122.3
Inventories – net	291.0	274.7	-	-
Deferred income tax assets	60.9	69.3	5.9	0.2
Prepaid expenses and other assets	66.6	60.1	1.6	2.8
Total current assets	1,212.8	1,404.9	302.6	276.1

Property and equipment – net	336.0	346.4	1.3	1.4
Investment in Financial Services	84.7	205.6	-	-
Deferred income tax assets	89.4	73.6	1.7	14.6
Long-term contract receivables – net	10.1	10.9	69.0	59.8
Long-term finance receivables – net	-	-	229.8	177.9
Goodwill	796.5	814.3	-	-
Other intangibles – net	201.9	206.2	-	-
Other assets	63.3	65.2	0.8	1.0
Total Assets	$2,794.7	$3,127.1	$605.2	$530.8

Liabilities and Shareholders' Equity
Notes payable and current maturities of long-term debt	$15.6	$164.7	$-	$-
Accounts payable	122.9	119.3	0.9	0.5
Intersegment payables	-	4.2	7.3	0.7
Accrued benefits	47.5	48.4	0.1	0.3
Accrued compensation	48.5	61.6	1.8	3.2
Franchisee deposits	36.6	40.5	-	-
Other accrued liabilities	218.2	215.7	127.3	85.7
Total current liabilities	489.3	654.4	137.4	90.4

Long-term debt and intersegment long-term debt	528.2	674.8	372.4	227.3
Deferred income tax liabilities	92.9	97.8	0.1	-
Retiree health care benefits	59.8	60.7	-	-
Pension liabilities	260.2	255.9	-	-
Other long-term liabilities	76.9	77.9	10.6	7.5
Total Liabilities	1,507.3	1,821.5	520.5	325.2

Total Shareholders' Equity attributable to Snap-on Inc.	1,271.8	1,290.0	84.7	205.6
Noncontrolling interests	15.6	15.6	-	-
Total Shareholders' Equity	1,287.4	1,305.6	84.7	205.6
Total Liabilities and Shareholders' Equity	$2,794.7	$3,127.1	$605.2	$530.8

*Snap-on Inc. with Financial Services on the equity method.
Transactions between Operations and Financial Services were eliminated to arrive at the consolidated financial statements.

CONTACT:
Snap-on Incorporated
Investors:
Leslie Kratcoski
262/656-6121
or
Media:
Richard Secor
262/656-5561